Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2022

Second Quarter, First Half Financial Results

Stroudsburg, PA. – April 27, 2022 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.9 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal second quarter and first half ended March 31, 2022.

Net income was $4.6 million, or $0.47 per diluted share, for the three months ended March 31, 2022, up from $4.3 million, or $0.43 per diluted share, for the three months ended March 31, 2021. For the six months of 2022, net income was $9.2 million, or $0.94 per diluted share compared with $8.5 million, or $0.84 per diluted share, for the six months ended March 31, 2021.

Gary S. Olson, President and CEO, commented: “A Companywide focus on productivity, efficiency and asset quality characterized the second quarter and first half of fiscal 2022, leading to steady year-over-year net income growth and increased shareholder value. Earnings per share in the second quarter increased 9.3% from a year earlier and rose 11.9% in in the first half of 2022 compared with the first half of 2021.

“While the second quarter marked a nearly complete transition from the pandemic-influenced operating conditions of the past two years, the finely tuned operation that supported our profitable activity continues. Returns on average assets and equity have improved significantly, while increased net margin and interest spread reflected diligent interest expense management and responsive pricing adjustments of interest earning assets in a rising rate environment.

“Loan quality improved during the quarter, with reduced levels of nonperforming loans and foreclosed real estate. Based on the quality of retained loans, the Company had no provision for loan losses in the second quarter of 2022 or in the first half of 2022 compared with a year earlier.

“Commercial real estate (“CRE”) lending remained healthy and reflected growth of owner-occupied and non owner-occupied CRE loans. Our commercial pipeline remains robust providing confidence for growth opportunities in future quarters. Paycheck Protection Program (“PPP”) loans and pandemic related commercial loans in forbearance have decreased to minimal levels.

“Residential mortgage originations continued at a good pace, although rate increases during the second quarter did cause a slowing of refinancings. Improved pricing power created by higher interest rates for residential mortgages prompted the Company to retain a significant number of originated residential mortgages that might have otherwise been sold to the secondary market in prior quarters.

“As we enter the second half of our year, we are well positioned to fund growth in commercial and retail lending, and have a robust loan pipeline. The Company’s liquidity and cash position provide funding resources and support minimal borrowings, which has been particularly important for expense management as rates have continued to rise.

“Strong financial performance has supported ongoing growth of shareholder value. We remain focused on quality operation that enables us to provide value for our customers, employees and shareholders.”

FISCAL SECOND QUARTER AND FIRST HALF 2022 HIGHLIGHTS

•

For the three months ended March 31, 2022, the Company’s return on average assets and return on average equity were 1.00% and 8.82%, compared with 0.93% and 8.89%, respectively, in the comparable period of fiscal 2021. For the six months ended March 31, 2022, the Company’s return on average assets and return on average equity were 0.99% and 8.86%, compared with 0.89% and 8.67%, respectively, in the comparable period of fiscal 2021.

•

Net interest income after provision for loan losses increased to $14.2 million in the quarter ended March 31, 2022, compared with $12.1 million in the comparable period of fiscal 2021, primarily reflecting the positive impact of sharply reduced interest expense and no provision for loan losses. Net interest income after provision for loan losses in the first half of 2022 increased to $27.8 million from $24.1 million a year earlier.

•

Quarterly interest expense declined to $693,000 from $1.6 million a year earlier, reflecting repriced deposits, reduced higher-cost borrowings, and active balance sheet management. The Company’s cost of interest-bearing liabilities declined to 0.21% in the second quarter of 2022 from 0.47% a year earlier.

•

Prompt response to a rising rate environment contributed to net interest margin increasing to 3.26% in the second quarter of 2022 compared with 2.95% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.21% in the second quarter of 2022, compared with 2.85% in the second quarter of 2021.

•

Lending activity was highlighted by 5.2% growth in commercial real estate loans to $623.2 million at March 31, 2022 from $591.2 million at September 30, 2021. During the same period, residential construction loans increased to $18.3 million from $14.0 million and the residential mortgage portfolio increased to $588.0 million from $580.3 million.

•

Total net loans at March 31, 2022 of $1.34 billion were unchanged from September 30, 2021. Growth in commercial and residential real estate loans was offset by sales of $13.6 million of lower-rate residential mortgage loans, $17.2 million in forgiveness of PPP loans reflecting a wind down of the program, $6.4 million of continuing run-off of indirect auto loans as they are phased out and a reduction in the tax-exempt government loan portfolio.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.44% at March 31, 2022 compared to 1.02% at December 31, 2021 and 0.88% at September 31, 2021. The allowance for loan losses to total loans was 1.34% at March 31, 2022 and December 31, 2021, respectively, and 1.33% at September 31, 2021.

•	Total deposits were $1.62 billion at March 31, 2022, with lower-cost core deposits (demand, savings and money market accounts) comprising 89.6% of total deposits at March 31, 2022.

•	The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 10.40% at March 31, 2022, exceeding regulatory standards for a well-capitalized institution.

•

Total stockholders’ equity increased to $212.7 million at March 31, 2022 compared with $201.8 million at September 30, 2021 and tangible book value per share at March 31, 2022 increased to $18.93, or 5.6% compared to $17.92 at September 30, 2021 and $17.16 at March 31, 2021.

Fiscal Second Quarter Income Statement Review

Total interest income was $14.9 million in the second quarter of fiscal 2022 compared with $14.7 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 3.42% from 3.32%, offset in part, by a decline in average interest earning assets of $23.2 million. Interest income attributable to PPP loans amounted to $267,000 for the fiscal 2022 quarter compared with $846,000 for the 2021 quarter.

Total interest income was $29.3 million in the first half of 2022 compared with $29.6 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 3.32% from 3.30% which was offset by a decline in average interest earning assets of $27.6 million. Interest income attributable to PPP loans amounted to $700,000 for the first half of fiscal 2022 compared with $1.4 million for the comparable 2021 period.

Interest expense declined to $693,000 in the second quarter of 2022, compared with $1.6 million for the same period in 2021. The Company reduced its cost of interest-bearing liabilities to 0.21% from 0.47% a year earlier. In the first half of 2022, interest expense declined to $1.5 million from $3.6 million in the first half of 2021. The cost of interest-bearing liabilities declined, as did average interest-bearing liabilities, primarily reflecting significantly reduced borrowings.

Net interest income after provision for loan losses for the three months ended March 31, 2022 was $14.2 million compared with $12.1 million for the three months ended March 31, 2021. There was no loan loss provision in the 2022 period, reflecting strong credit quality. The net interest margin for three months ended March 31, 2022 was 3.26% compared with 2.95% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.21% in the second quarter of 2022, compared with 2.85% in the second quarter of 2021.

Net interest income after provision for loan losses for the six months ended March 31, 2022 was $27.8 million compared with $24.1 million for the period in ended March 31, 2021. There was no loan loss provision in the first half of 2022. The net interest margin for the six months ended March 31, 2022 was 3.15% compared with 2.89% for the comparable period of fiscal 2021. The net interest rate spread improved to 3.09% in the six months ended March 31, 2022, compared with 2.79% in the same period of 2021.

Noninterest income was $2.0 million for the three months ended March 31, 2022, compared with $3.5 million for the three months ended March 31, 2021. For the six months of 2022, noninterest income was $4.3 million compared with $6.7 million for the same period a year earlier. The decline in both 2022 periods primarily reflected lower gain on sale of originated residential mortgage loans as the Company retained a great number of mortgages, no gain on sale of investments, and lower commercial loan swap fees.

Noninterest expense in the second quarter of 2022 was $10.4 million and $20.7 million in the first half of 2022, essentially unchanged year-over year in both periods.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $1.87 billion at March 31, 2022 compared with $1.86 billion at September 30, 2021. Increases in cash and due from banks and investment securities held to maturity were partially offset by declines in investment securities available for sale. At March 31, 2022, cash and cash equivalents were $190.2 million.

Total net loans were $1.34 billion at March 31, 2022 and September 30, 2021, respectively. Residential real estate loans were $588.0 million at March 31, 2022, compared to $580.3 million at September 30, 2021. The Company sold $13.6 million in residential mortgage loans to the Federal Home Loan Bank of Pittsburgh during the six months ended March 31, 2022, recording $239,000 in gains on the sale of these loans in noninterest income. Indirect auto loans declined by $6.4 million during the six months ended March 31, 2022, reflecting expected runoff of the portfolio as the Company exits the indirect auto lending business.

Commercial real estate loans were $623.2 million at March 31, 2022 compared with $591.1 million at September 30, 2021. Commercial loans were $46.7 million, compared with $63.5 million at September 30, 2021. The decline included a net decrease of $17.2 million in PPP loans during fiscal 2022. Loans to states and political subdivisions were $35.2 million at March 31, 2022 compared to $56.2 million at September 30, 2021.

Loans remaining in forbearance due to the pandemic at March 31, 2022 included $8.6 million in commercial real estate and $368,000 in commercial & industrial. In total, these loans represent 0.7% of total outstanding loans at March 31, 2022 compared to 2.3% at September 30, 2021.

Total deposits were $1.62 billion at March 31, 2022 compared with $1.64 billion at September 30, 2021. Core deposits (demand accounts, savings and money market) were $1.45 billion, or 89.6% of total deposits, at March 31, 2022. Noninterest bearing demand accounts were $291.7 million, up 12.4% from September 30, 2021, interest bearing demand accounts declined 1.3% to $545.2 million from September 30, 2021 levels, and money market accounts were $417.8 million, down $10.5 million or 2.6% from September 30, 2021. Total borrowings remained at zero at March 31, 2022.

Asset quality improved due to repayment of two commercial real estate credits. Nonperforming assets were $8.3 million, or 0.44% of total assets at March 31, 2022 compared to $15.9 million or 0.88% of total assets at September 30, 2021. The allowance for loan losses to total loans was 1.34% at March 31, 2022.

For the three months ended March 31, 2022, the Company’s return on average assets and return on average equity were 1.00% and 8.82%, compared with 0.93% and 8.89%, respectively, in the comparable period of fiscal 2021. For the six months ended March 31, 2022, the Company’s return on average assets and return on average equity were 0.99% and 8.86%, compared with 0.89% and 8.67%, respectively, in the comparable period of fiscal 2021.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 10.40% at March 31, 2022, exceeding regulatory standards for a well-capitalized institution.

Total stockholders’ equity increased $10.9 million to $212.7 million at March 31, 2022, from $201.8 million at September 30, 2021, primarily reflecting net income growth and an increase in comprehensive income, offset in part by dividends paid to shareholders. Unrealized losses due to rising interest rates in the Company’s available for sale investment portfolio were more than offset by unrealized gains in the Company’s derivative balance sheet hedges. Tangible book value per share at March 31, 2022 was $18.93 compared to $17.92 at September 30, 2021.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.9 billion and has 21 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. The adverse effect of the COVID-19 pandemic on the Company, its customers and the communities where it operates will continue to adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2022	September 30, 2021

	(dollars in thousands)
ASSETS
Cash and due from banks	$181,991	$146,841
Interest-bearing deposits with other institutions	8,206	12,105

Total cash and cash equivalents	190,197	158,946
Investment securities available for sale, at fair value	163,367	240,581
Investment securities held to maturity, at amortized cost	60,374	21,483
Loans receivable (net of allowance for loan losses of $18,208 and $18,113)	1,340,317	1,340,853
Loans, held for sale	—	381
Regulatory stock, at cost	4,995	4,651
Premises and equipment, net	13,419	13,605
Bank-owned life insurance	37,861	37,481
Foreclosed real estate	85	461
Intangible assets, net	388	520
Goodwill	13,801	13,801
Deferred income taxes	3,288	4,613
Other assets	37,475	24,060

TOTAL ASSETS	$1,865,567	$1,861,436

LIABILITIES
Deposits	$1,620,906	$1,636,115
Advances by borrowers for taxes and insurance	12,516	4,949
Other liabilities	19,432	18,550

TOTAL LIABILITIES	1,652,854	1,659,614

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	181,816	181,659
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(6,689)	(6,915)
Retained earnings	131,201	124,342
Treasury stock, at cost	(97,767)	(98,127)
Accumulated other comprehensive income	3,971	682

TOTAL STOCKHOLDERS’ EQUITY	212,713	201,822

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,865,567	$1,861,436

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021

	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$13,590	$13,670	$26,849	$27,430
Investment securities:
Taxable	1,169	882	2,180	1,879
Exempt from federal income tax	19	41	38	81
Other investment income	130	70	249	185

Total interest income	14,908	14,663	29,316	29,575

INTEREST EXPENSE
Deposits	693	1,589	1,539	3,361
Short-term borrowings	—	20	—	209
Other borrowings	—	23	—	62

Total interest expense	693	1,632	1,539	3,632

NET INTEREST INCOME	14,215	13,031	27,777	25,943
Provision for loan losses	—	900	—	1,800

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,215	12,131	27,777	24,143

NONINTEREST INCOME
Service fees on deposit accounts	735	735	1,518	1,524
Services charges and fees on loans	411	492	828	917
Loan swap fees	2	410	149	621
Unrealized gains on equity securities	—	4	1	11
Trust and investment fees	420	345	846	676
Gain on sale of loans, net	20	669	239	1,487
Earnings on bank-owned life insurance	187	191	380	534
Insurance commissions	141	166	288	334
Other	36	86	31	129

Total noninterest income	1,952	3,515	4,280	6,650

NONINTEREST EXPENSE
Compensation and employee benefits	6,305	6,372	12,639	12,768
Occupancy and equipment	1,174	1,130	2,268	2,197
Professional fees	745	524	1,440	1,057
Data processing	1,151	1,139	2,331	2,221
Advertising	280	152	373	253
Federal Deposit Insurance Corporation (“FDIC”) premiums	120	281	284	554
(Gain) loss on foreclosed real estate	(89)	(86)	(120)	(105)
Amortization of intangible assets	65	67	132	135
Other	647	856	1,355	1,533

Total noninterest expense	10,398	10,435	20,702	20,613

Income before income taxes	5,769	5,211	11,355	10,180
Income taxes	1,177	871	2,150	1,705

NET INCOME	$4,592	$4,340	$9,205	$8,475

Earnings per share:
Basic	$0.47	$0.43	$0.94	$0.84
Diluted	$0.47	$0.43	$0.94	$0.84
Dividends per share	$0.12	$0.12	$0.24	$0.23

	For the Three Months		For the Six Months
	Ended March 31,		Ended March 31,
	2022	2021	2022	2021

	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,860,473	1,894,759	$1,865,845	$1,902,081
Total interest-earning assets	1,766,796	1,790,029	1,770,424	1,797,986
Total interest-bearing liabilities	1,344,463	1,405,253	1,357,395	1,421,478
Total stockholders’ equity	211,157	198,011	208,342	196,058
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,766,229	10,033,012	9,768,060	10,053,089
Average shares outstanding - diluted	9,768,832	10,035,027	9,770,893	10,055,551
Book value shares	10,489,391	10,731,235	10,489,391	10,731,235
Net interest rate spread:	3.21%	2.85%	3.09%	2.79%
Net interest margin:	3.26%	2.95%	3.15%	2.89%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531